Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO 517/372-9200

Neogen reports first quarter results

LANSING, Mich., Sept. 22, 2020 — Neogen Corporation (Nasdaq: NEOG) announced today that revenues for the first quarter of its 2021 fiscal year, which ended Aug. 31, were $109,325,000, an 8% increase compared to the previous year’s first quarter revenues of $101,424,000.

Net income for the first quarter of Neogen’s 2021 fiscal year was $15,860,000, or $0.30 per share, compared to $14,652,000, or $0.28 per share, in the previous year’s first quarter.

“Considering the ongoing difficult global business climate, we are pleased to report increased revenues and net income as we continue to take the necessary measures to protect our employees and business — and the global food supply,” said John Adent, Neogen’s president and chief executive officer. “Although conditions across many of our markets remain sluggish and challenging, the first quarter showed Neogen’s resilience to difficult conditions due to the diversity of our portfolio of products and services. As our food safety markets faced disruption, we continued to have strong growth in our genomics business — and we worked to meet the global demand for our biosecurity products, including cleaners, disinfectants, and hand sanitizers. We are also pleased with the tremendously positive market reaction following the recent launch of our next generation automated general microbiology test system, Soleris NG.”

Neogen’s gross margin was 46.0% of sales in the first quarter of the current fiscal year, compared to 47.5% recorded in the same period a year ago, driven by a mix shift in the Food Safety segment toward lower margin products. Operating expenses declined 2%, due primarily to lower travel and customer facing activities worldwide resulting from the COVID-19 pandemic. Operating income for the quarter was $18,895,000, or 17.3% of sales, compared to $16,264,000, or 16.0% of sales, a year ago.

“The currency headwinds that we have faced in recent quarters continued to adversely affect our otherwise strong performances in Mexico and Brazil,” said Steve Quinlan, Neogen’s chief financial officer. “In a constant currency environment, sales would have been $2.1 million higher in our first quarter than reported. Nonetheless, our ongoing strong cash generation and position provides Neogen the flexibility to continue to invest in all available avenues to grow our businesses going forward — including short-term operational improvements and longer-term strategic moves.”

Revenues for the company’s Food Safety segment were $54,185,000 in the current quarter, compared to $51,021,000 in the prior year’s first three months. The increase was due primarily to higher sales of disinfectants, hand sanitizers and insecticides through Neogen’s international locations, the majority of which report through the company’s Food Safety segment. The segment’s first quarter revenues were also boosted by the July launch of Neogen’s new Soleris® NG automated microbial system, which rapidly detects a wide variety of microorganisms that threaten the safety and quality of food and other consumer products.

The company’s innovative Listeria Right Now™ system also continues to gain market acceptance, recording 9% growth in sales over the prior year quarter. Sales of Neogen’s mycotoxin tests were up slightly, as there have been no major outbreaks this year and currency pressure negated volume gains in Brazil. Sales of the company’s test for histamine, a spoilage indicator in certain species of fish after harvest, grew more than 20% as the tuna industry responded to the increase in demand for canned product due to the COVID-19 pandemic. Sales of the company’s test kits to detect food allergens declined 3% and environmental sanitation products were down 7% for the quarter, as customers continued to be negatively impacted by the COVID-19 pandemic. Revenues for dairy drug residue detection products declined 33%, as customers work through distributor inventory and the company ramps up its own direct sales after ending an exclusive arrangement with a large distributor in Europe.

Revenues at Neogen’s United Kingdom operations rose 21% in U.S. dollars (17% in local currency), led by strong increases in sales of hand sanitizers, cleaners and disinfectants primarily used to fight COVID-19 in the U.K., Asia and Africa, and sales of the Raptor® mycotoxin test system. In China, Neogen’s revenues more than doubled due to gains in sales across the group’s entire product portfolio, and in particular, biosecurity products as the country continues to fight COVID-19 and African swine fever. Revenues from India increased 10% in the quarter in U.S. dollars, and rose 18% in local currency.

Neogen’s revenues from its operations in Brazil and Mexico were both adversely affected by currency translations into U.S. dollars. The company’s revenues in Brazil increased 38% in local currency, led by a large non-recurring sale of insecticides to a governmental health organization, bovine and porcine genomics services, and market gains on aflatoxin test kits; when translated to U.S. dollars, revenues rose 1%. Similarly, Neogen operations in Mexico recorded a 13% quarterly increase in local currency, with particular strength in cleaners and disinfectants; when translated to U.S. dollars, revenues were down 2%.

The Animal Safety segment reported revenues of $55,140,000 for the first quarter of the 2021 fiscal year, compared to $50,403,000 in the prior year first quarter. The segment’s highlights in the quarter included a 47% increase in sales of its rodenticides, as Neogen responded to a cyclical rodent outbreak in the U.S.; a 12% increase in genomics services in North America and Australia, and a 6% increase in sales of domestic insecticides, which included the Aug. 3 acquisition of the U.S. rights to Elanco’s StandGuard® Pour-on for horn fly and lice control in beef cattle.

Revenues from Neogen’s worldwide animal genomics business increased 11% in the first quarter of fiscal 2021 compared to the prior year. This was primarily the result of Neogen’s accelerating growth in companion animal genetic testing, including tests for dog parentage, breed verification, and genetic health. The growth was also aided by the recent launch of a new genomic test for whiteleg shrimp. Partially offsetting this were lower sales into the commercial dairy and beef markets, due to continued poor economic conditions and supply chain issues resulting from COVID-19 outbreaks.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Aug. 31
	2020	2019
Revenue
Food Safety	$54,185	$51,021
Animal Safety	55,140	50,403

Total revenue	109,325	101,424
Cost of sales	59,023	53,230

Gross margin	50,302	48,194
Operating expenses
Sales & marketing	16,516	17,543
Administrative	11,013	10,699
Research & development	3,878	3,688

Total operating expenses	31,407	31,930

Operating income	18,895	16,264
Other income	915	1,388

Income before tax	19,810	17,652
Income tax	3,950	3,000

Net income	$15,860	$14,652
Net income per diluted share	$0.30	$0.28
Other information:
Shares to calculate per share	53,285	52,684
Depreciation & amortization	$4,720	$4,435
Interest income	722	1,510
Gross margin (% of sales)	46.0%	47.5%
Operating income (% of sales)	17.3%	16.0%
Revenue vs. FY 2020	7.8%
Net income vs. FY 2020	8.2%

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31	May 31
	2020	2020
Assets
Current assets
Cash & investments	$367,486	$343,673
Accounts receivable	77,685	84,681
Inventory	97,573	95,053
Other current assets	13,955	13,999

Total current assets	556,699	537,406
Property & equipment, net	80,593	78,671
Goodwill & other assets	184,300	181,105

Total assets	$821,592	$797,182
Liabilities & Equity
Current liabilities	$46,442	$48,489
Non-current liabilities	23,604	23,516
Equity: Shares outstanding 53,041 at Aug. 31 & 52,946 at May 31	751,546	725,177

Total liabilities & equity	$821,592	$797,182

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